EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Gensym Corporation of our report dated March 26, 2004 relating to the financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, which appears in the Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers, LLC

Boston, Massachusetts
August 10, 2005